Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Newsight Imaging Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, nominal value NIS 0.10 per share	Other	13,122,700	(1)	$10.00	$131,227,000	(2)	0.0001102	$14,461.22	(3)
	Debt Convertible into Equity	Public Warrants	Other	7,590,000		$11.50	$87,285,000		0.0001102	$9,618.81	(4)
Fees Previously Paid	-	-	-	-		-	-			-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-	-			-
	Total Offering Amounts								$24,080.03
	Total Fees Previously Paid								0.00
	Total Fee Offsets								0.00
			Net Fee Due						$24,080.03

(1)	The number of ordinary shares with nominal value of 0.10 Israeli New Shekels (the “Ordinary Shares”), of Newsight Imaging Ltd. (the “Company”) being registered is based upon an estimate of the maximum number of Ordinary Shares issuable in connection with the merger of Newsight Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), with and into Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”), pursuant to the Business Combination Agreement by and among the Company, the Merger Sub, VSAC and the other parties thereto (the “BCA”).
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated based upon the Conversion Ratio (as defined in the BCA).
(3)	Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.